Exhibit 99.1

The Middleby Corporation Reports Record First Quarter Results

  Revenue of $1,007 million, a 1% increase year over year
  Diluted Earnings per share of $1.82 and adjusted net earnings per share of $2.19, an increase of 3% year over year
  Adjusted EBITDA of $210 million, a 6% increase year over year
  Profitability grew to an organic adjusted EBITDA margin of 21.1% compared to 19.8% in the prior year
  Completed the acquisition of Flavor Burst, expanding Middleby’s beverage platform

ELGIN, Ill.--(BUSINESS WIRE)--May 10, 2023--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net earnings for the first quarter of 2023.

“We began the year posting solid results at our Commercial Foodservice and Food Processing segments, while our Residential business faced the expected challenges of current market conditions and the impact of inventory destocking at retailers. While these conditions persist for our residential business, we anticipate improvement as the year progresses and inventory levels normalize. Our investments in manufacturing capacities along with improvements in supply chain have returned lead times to normalized levels across most of our businesses and position us to serve our customers in 2023. We continue to have meaningful engagement with customers across all three of our business segments and are excited for the opportunities developing around our latest product innovations addressing labor, energy, speed and sustainability. We continue to invest in our innovation centers in the US and Europe. These centers have proven to be a strategic for demonstrating our new product solutions and driving our long-term growth objectives,” said Tim FitzGerald, CEO of The Middleby Corporation.

2023 First Quarter Financial Results

  Net sales increased 1.3% in the first quarter over the comparative prior year period. Excluding the impacts of acquisitions and foreign exchange rates, sales decreased 1.4% in the first quarter over the comparative prior year period.
  Organic net sales (a non-GAAP measure) increases were reported for the Commercial Foodservice and Food Processing segments due to improvements in market conditions and consumer demand in the first quarter of 2023. A reconciliation of reported net sales by segment is as follows:
	Commercial Foodservice	Residential Kitchen		Food Processing	Total Company
Reported Net Sales Growth	13.7%	(33.6	) %	40.4%	1.3%
Acquisitions	3.3%	—%		17.3%	4.0%
Foreign Exchange Rates	(1.2)%	(1.6)%		(1.2)%	(1.3)%
Organic Net Sales Growth (1) (2)	11.5%	(32.1)%		24.3%	(1.4)%
(1) Organic net sales growth defined as total sales growth excluding impact of acquisitions and foreign exchange rates
(2) Totals may be impacted by rounding
  Foreign exchange losses were approximately $2.2 million in the first quarter, which negatively impacted adjusted earnings per share by $0.03.
  Adjusted EBITDA (a non-GAAP measure) was $210.0 million, in the first quarter, which includes $2.8 million of unfavorable translation impacts from changes in foreign exchange rates.

A reconciliation of organic adjusted EBITDA (a non-GAAP measure) by segment is as follows:

	Commercial Foodservice		Residential Kitchen	Food Processing		Total Company
Adjusted EBITDA	26.0%		12.9%	23.6%		20.8%
Acquisitions	(0.5	) %	—%	(0.4	) %	(0.3	) %
Foreign Exchange Rates	—%		—%	—%		(0.1	) %
Organic Adjusted EBITDA (1) (2)	26.5%		12.9%	24.1%		21.1%
(1) Organic Adjusted EBITDA defined as Adjusted EBITDA excluding impact of acquisitions and foreign exchange rates.
(2) Totals may be impacted by rounding
  Operating cash flows during the first quarter amounted to $92.0 million in comparison to $15.3 million in the prior year period. The total leverage ratio per our credit agreements was 3.0x. The trailing twelve month bank agreement pro-forma EBITDA was $894.5 million.
  Repurchased 348,980 Middleby shares in the open market during the first quarter for $48.3 million.
  Cash balances at the end of the quarter were $156.5 million. Net debt, defined as debt excluding the unamortized discount associated with the Convertible Notes less cash, at the end of the 2023 fiscal first quarter amounted to $2.6 billion as compared to $2.6 billion at the end of fiscal 2022. Additionally, our borrowing availability at the end of the first quarter was approximately $2.3 billion.

“We are excited to have completed the acquisitions of Flavor Burst and Blue Sparq to begin the year. Flavor Burst is a terrific complement to our soft-serve and slush beverage systems, providing our foodservice customers with an expanded menu of flavorful offerings to enhance their customers’ experience,” said Tim FitzGerald. “Blue Sparq extends our software and controls development capabilities, supporting our accelerated new product innovation across our portfolio of commercial and residential brands,” concluded Mr. FitzGerald.

Conference Call

The company has scheduled a conference call to discuss the first quarter results at 11 a.m. Eastern/10 a.m. Central Time on May 10th. The conference call is accessible through the Investor Relations section of the company website at www.middleby.com. If website access is not available, attendees can join the conference by dialing (833) 630-1956 or (412) 317-1837 and ask to join the Middleby conference call. The conference call will be available for replay from the company’s website.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Supporting the company’s pursuit of the most sophisticated innovation, the state-of-the-art Middleby Innovation Kitchens showcases and demonstrates the most advanced Middleby solutions. In 2022 Middleby was named a World’s Best Employer by Forbes and is a proud philanthropic partner to organizations addressing food insecurity.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended
	1st Qtr, 2023	1st Qtr, 2022
Net sales	$1,007,396	$994,676
Cost of sales	628,661	664,166

Gross profit	378,735	330,510

Selling, general and administrative expenses	215,407	206,071
Restructuring expenses	2,306	1,875
Income from operations	161,022	122,564

Interest expense and deferred financing amortization, net	29,462	17,654
Net periodic pension benefit (other than service costs & curtailment)	(2,251)	(11,516)
Other expense, net	1,896	4,061

Earnings before income taxes	131,915	112,365

Provision for income taxes	32,826	26,610

Net earnings	$99,089	$85,755

Net earnings per share:

Basic	$1.85	$1.57

Diluted	$1.82	$1.52

Weighted average number of shares

Basic	53,594	54,669

Diluted	54,377	56,363

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s) (Unaudited)

	Apr 1, 2023	Dec 31, 2022
ASSETS

Cash and cash equivalents	$156,524	$162,001
Accounts receivable, net	652,949	631,134
Inventories, net	1,116,364	1,077,729
Prepaid expenses and other	123,808	125,640
Prepaid taxes	10,874	9,492
Total current assets	2,060,519	2,005,996

Property, plant and equipment, net	461,728	443,528
Goodwill	2,429,167	2,411,834
Other intangibles, net	1,791,062	1,794,232
Long-term deferred tax assets	7,042	6,738
Other assets	206,619	212,538

Total assets	$6,956,137	$6,874,866

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$44,247	$45,583
Accounts payable	282,032	271,374
Accrued expenses	664,030	671,327
Total current liabilities	990,309	988,284

Long-term debt	2,688,417	2,676,741
Long-term deferred tax liability	218,377	220,204
Accrued pension benefits	11,789	14,948
Other non-current liabilities	185,046	176,942

Stockholders' equity	2,862,199	2,797,747

Total liabilities and stockholders' equity	$6,956,137	$6,874,866

THE MIDDLEBY CORPORATION
NON-GAAP SEGMENT INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company (1)
Three Months Ended April 1, 2023
Net sales	$613,935	$219,958	$173,503	$1,007,396
Segment Operating Income	$136,562	$21,186	$34,687	$161,022
Operating Income % of net sales	22.2%	9.6%	20.0%	16.0%

Depreciation	6,166	3,447	2,097	11,977
Amortization	14,808	2,238	4,137	21,183
Restructuring expenses	893	1,454	(41)	2,306
Acquisition related adjustments	1,124	—	—	1,124
Charitable support to Ukraine	—	—	—	180
Stock compensation	—	—	—	12,232
Segment adjusted EBITDA (2)	$159,553	$28,325	$40,880	$210,024
Adjusted EBITDA % of net sales	26.0%	12.9%	23.6%	20.8%

Three Months Ended April 2, 2022
Net sales	$540,018	$331,080	$123,578	$994,676
Segment Operating Income	$109,635	$24,946	$20,195	$122,564
Operating Income % of net sales	20.3%	7.5%	16.3%	12.3%

Depreciation	5,839	3,985	1,358	11,372
Amortization	13,491	18,129	1,945	33,565
Restructuring expenses	1,451	387	37	1,875
Acquisition related adjustments	20	14,230	—	14,250
Stock compensation	—	—	—	13,723
Segment adjusted EBITDA	$130,436	$61,677	$23,535	$197,349
Adjusted EBITDA % of net sales	24.2%	18.6%	19.0%	19.8%

(1) Includes corporate and other general company expenses, which impact Segment Adjusted EBITDA, and amounted to $18.7 million and $18.3 million for the three months ended April 1, 2023 and April 2, 2022, respectively.

(2) Foreign exchange rates negatively impacted Segment Adjusted EBITDA by approximately $2.8 million for the three months ended April 1, 2023.

THE MIDDLEBY CORPORATION NON-GAAP INFORMATION (UNAUDITED) (Amounts in 000’s, Except Percentages)

	Three Months Ended
	1st Qtr, 2023		1st Qtr, 2022
	$	Diluted per share	$	Diluted per share
Net earnings	$99,089	$1.82	$85,755	$1.52
Amortization (1)	22,970	0.42	35,370	0.63
Restructuring expenses	2,306	0.04	1,875	0.03
Acquisition related adjustments	1,124	0.02	14,250	0.25
Net periodic pension benefit (other than service costs & curtailment)	(2,251)	(0.04)	(11,516)	(0.20)
Charitable support to Ukraine	180	—	—	—
Income tax effect of pre-tax adjustments	(6,058)	(0.11)	(9,475)	(0.17)
Adjustment for shares excluded due to anti-dilution effect on GAAP net earnings (2)	—	0.04	—	0.07
Adjusted net earnings	$117,360	$2.19	$116,259	$2.13

Diluted weighted average number of shares	54,377		56,363
Adjustment for shares excluded due to anti-dilution effect on GAAP net earnings (2)	(781)		(1,688)
Adjusted diluted weighted average number of shares	53,596		54,675

(1) Includes amortization of deferred financing costs and convertible notes issuance costs.

(2) Adjusted diluted weighted average number of shares was calculated based on excluding the dilutive effect of shares to be issued upon conversion of the notes to satisfy the amount in excess of the principal since the company's capped call offsets the dilutive impact of the shares underlying the convertible notes. The calculation of adjusted diluted earnings per share excludes the principal portion of the convertible notes as this will always be settled in cash.

	Three Months Ended
	1st Qtr, 2023	1st Qtr, 2022
Net Cash Flows Provided By (Used In):
Operating activities	$92,002	$(15,344)
Investing activities	(36,450)	(24,126)
Financing activities	(63,377)	8,721

Free Cash Flow
Cash flow from operating activities	$92,002	$(15,344)
Less: Capital expenditures	(25,485)	(14,497)
Free cash flow	$66,517	$(29,841)

NON-GAAP FINANCIAL MEASURES

The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that organic net sales growth, non-GAAP adjusted segment EBITDA, adjusted net earnings and adjusted diluted per share measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes. The company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results.

The company believes that free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, repaying debt and repurchasing our common stock.

The company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.

Contacts

Darcy Bretz, Investor and Public Relations, (847) 429-7756
Bryan Mittelman, Chief Financial Officer, (847) 429-7715